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EXHIBIT (a)(1)(A)

Amended Offer to Purchase for Cash up to 2,900,000 Shares of its Common Stock
at a Purchase Price Not in Excess of $0.70 Per Share
Nor Less than $0.61 Per Share

THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, OCTOBER 19, 2010, UNLESS THE OFFER IS EXTENDED.

        Tucows Inc., a Pennsylvania corporation, is offering to purchase up to 2,900,000 shares of its common stock at a price not in excess of $0.70 nor less than $0.61 per share net to the seller in cash, without interest. Tucows will determine a single price per share that it will pay for shares validly tendered, based upon the number of shares tendered and the prices specified by tendering shareholders. All shares acquired in the offer will be acquired at the same price. Tucows will select the lowest purchase price that will enable it to purchase 2,900,000 shares or, if a lesser number of shares are properly tendered, all shares properly tendered. Tucows reserves the right, in its sole discretion, to purchase more than 2,900,000 shares pursuant to the offer. Depending on the ongoing market conditions, Tucows may make additional offers to purchase shares of its common stock on similar terms in the future. See Section 1. Unless otherwise noted herein, all dollar amounts in this offer are expressed in U.S. dollars.

        The offer is not conditioned on any minimum number of shares being tendered. The offer is, however, subject to certain other conditions. See Section 7.

        Our common stock is listed for trading on the NYSE Amex under the symbol "TCX" and on the Toronto Stock Exchange under the symbol "TC." On September 24, 2010, the last trading day on the NYSE Amex prior to the amendment of our offer, the closing price per share, as reported on the NYSE Amex, was $0.68. Shareholders are urged to obtain current market quotations for the shares. See Section 8.

        Our board of directors has approved this offer. However, none of Tucows, our board of directors or StockTrans, Inc., the information agent for our offer, is making any recommendation to you as to whether you should tender your shares or as to what price or prices you should choose to tender your shares. You must decide whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. You should discuss whether to tender your shares with your broker or other financial or tax advisor. See Sections 2 and 12.

        To properly tender shares, you must validly complete the letter of transmittal, including the section relating to the price at which you are tendering shares.

        Questions and requests for assistance, and requests for additional copies of this offer to purchase, the letter of transmittal or the notice of guaranteed delivery may be directed to StockTrans, Inc., the information agent for our offer, at the telephone numbers and address set forth on the back cover of this offer to purchase.

September 27, 2010

        If you wish to tender all or any part of the shares registered in your name, you should follow the instructions described in Section 3 carefully, including completing a letter of transmittal in accordance with the instructions and delivering it, along with your share certificates and any other required items, to StockTrans, Inc., the depositary for our offer. If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact the nominee if you desire to tender your shares and request that the nominee tender them for you. Any shareholder who desires to tender shares and whose certificates for the shares are not immediately available or cannot be delivered to the depositary or who cannot comply with the procedure for book-entry transfer or whose other required documents cannot be delivered to the depositary by the expiration of the offer must tender the shares pursuant to the guaranteed delivery procedure set forth in Section 3. Only shares properly tendered at prices at or below the purchase price selected by Tucows and not properly withdrawn will be purchased. However, all of the shares tendered at or below the purchase price will not be purchased if the offer is oversubscribed. Shares not purchased in the offer will be returned as promptly as practicable following the expiration of the offer. See Section 3.

        We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares in this offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with this offer other than those contained in this offer to purchase or in the related letter of transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or authorization as having been authorized by Tucows.

 SUMMARY

        We are providing this summary for your convenience. It highlights material information in this offer to purchase, but you should realize that it does not describe all of the details of our offer to the same extent that they are described in the body of this offer to purchase. We urge you to read the entire document and the related letter of transmittal because they contain the full details of our offer. Where helpful, we have included references to the sections of this offer to purchase where you will find a more complete discussion.

Who is offering to purchase my shares?

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  Tucows Inc., a Pennsylvania corporation. We are offering to purchase up to 2,900,000 shares of our outstanding common stock. See Section 1.

What is the purchase price?

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  The price range for our offer is $0.61 to $0.70 per share. We are conducting our offer through a procedure commonly called a "modified" Dutch auction. This procedure enables you to choose a price within a price range at which you are willing to sell your shares.

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  We will review the prices chosen by shareholders who have properly tendered their shares. We will then select the lowest price that will enable us to buy 2,900,000 shares. If a lessor number of shares are tendered, we will select the price that will enable us to buy all shares that were properly tendered.

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  All shares we purchase will be purchased at the same price, even if you have chosen a lower price, but we will not purchase any shares tendered at a price above the price we select in accordance with these procedures.

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  If you wish to maximize the chance that your shares will be purchased, you should check the box next to "Shares Tendered at Price Determined Pursuant to Our Offer" in the section of the letter of transmittal called "Price at Which You Are Tendering." You should understand that this election could result in your shares being purchased at the minimum price of $0.61 per share. See Section 1.

How many shares will Tucows purchase in all?

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  We will purchase up to 2,900,000 shares in our offer, or approximately 5.1% of our outstanding common stock. We also reserve the right to purchase additional shares up to 2% of our outstanding shares, or to reduce the total amount of shares we purchase, subject to applicable legal requirements. See Section 1. Our offer is not conditioned on any minimum number of shares being tendered.

If I tender my shares, how many of my shares will Tucows purchase?

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  All the shares that you tender in our offer may not be purchased, even if they are tendered at or below the purchase price that we select. If more than 2,900,000 shares are tendered at or below the selected purchase price, subject to the conditional tender provisions described in Section 6, we will purchase shares as follows:

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  First, we will purchase shares properly tendered at or below the selected purchase price from all holders of "odd-lots"

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  the maximum number of shares that constitutes an odd-lot is 100;

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  we have selected 100 as the maximum number of shares that constitutes an odd-lot so that the purchase of all shares properly tendered by odd-lot holders will not reduce the number of our shareholders to the point that our common stock would be delisted

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        from the NYSE Amex or subject to deregistration under the Securities Exchange Act of 1934.

    •
    Second, after purchasing all shares from the odd-lot shareholders (if we so elect), we will then purchase shares from all other shareholders who properly tender shares at or below the selected purchase price, on a pro rata basis. If we purchase shares on a pro rated basis, we will announce the proration percentage after the expiration date.

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  As noted above, we may choose to purchase an additional 2% of the outstanding shares, or reduce the total amount of shares we purchase, subject to applicable legal rules. See Section 1.

What is the purpose of the offer?

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  Our board of directors believes that the tender offer is a prudent use of our financial resources given our business and assets and the current market price of our shares, and that investing in our own shares is both an effective use of capital and an efficient means to provide value to our shareholders. The tender offer represents an opportunity for Tucows to provide liquidity to shareholders who elect to tender their shares, while at the same time increasing non-tendering shareholders' proportionate interest in Tucows. Tucows believes the tender offer, if completed, will be accretive to earnings per share.

What are the potential risks and disadvantages of our offer?

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  Our offer will reduce our "public float," which is the number of shares owned by outside shareholders and available for trading in the securities markets. This may result in lower stock prices or reduced liquidity in the trading market for our shares in the future.

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  For a further discussion of the potential benefits and potential risks and disadvantages of the offer, see Sections 2 and 12.

What are the significant conditions to the offer?

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  Our offer is not conditioned on shareholders tendering any minimum number of shares. However, we will not be required to accept for payment, purchase or pay for any shares and we may terminate the offer if:

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  following the date of the offer, any person:

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  makes a tender offer for our shares;

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  to our knowledge acquires or proposes to acquire more than 5% of our shares; or

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  files a notification form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 reflecting an intent to acquire Tucows or any of our shares.

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  we determine that the completion of our offer and purchase of all of the tendered shares will cause our common stock to be delisted from the NYSE Amex or be subject to deregistration under the Securities Exchange Act of 1934.

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  changes or events occur that affect us or ownership of our shares and in our reasonable judgement may reasonably be likely to be material and adverse to us or any of our subsidiaries or otherwise materially in any way the contemplated future conduct of the business of us or any of our subsidiaries.

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  Our offer is subject to a number of additional conditions that are described in greater detail in Section 7.

How long do I have to decide whether to tender my shares in the offer? Can Tucows extend the offer past the initial expiration date?

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  You may tender your shares until our offer expires. Currently, our offer is scheduled to expire at 5:00 p.m., New York City time, on Tuesday, October 19, 2010. If your shares are held by a nominee or broker, they may have an earlier deadline for accepting the offer.

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  Yes, we can extend our offer past this scheduled expiration date in our sole discretion. If we choose to do so, you will be able to tender your shares until the end of the day selected as the new expiration date. See Sections 1 and 15.

Can Tucows amend the terms of the offer?

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  We reserve the right in our sole discretion to amend the tender offer in any respect. See Section 15.

How do I find out if Tucows amends the terms of the offer or extends the expiration date?

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  We will announce any amendment to the tender offer by making a public announcement of the amendment. We will announce any extension of the offer no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date. In the event of an extension, termination or postponement of the tender offer, we will also give written or oral notice to the depositary. See Section 15.

How do I tender my shares?

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  To tender your shares, you must complete one of the actions described under "Important Procedures" on page 1 of this offer to purchase before our offer expires.

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  You may contact the information agent or your broker for assistance. The contact information for the information agent is on the back cover of this offer to purchase.

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  For a more detailed explanation of the tendering procedures, see Section 3.

Can I tender shares in the offer subject to the condition that a specified minimum number of my shares must be purchased in the offer?

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  Yes, you may tender your shares subject to this condition by following the procedures set forth in Section 6.

How and when will I be paid?

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  If your shares are purchased in our offer, you will be paid the purchase price, net in cash, without interest, promptly after the expiration date of our offer and the acceptance of the shares for payment. There may be tax consequences to receiving this payment. See Sections 3 and 14.

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  We will pay for the shares accepted for payment by depositing the aggregate purchase price with the depositary promptly after the expiration date of our offer. The depositary will act as your agent and will transmit to you the payment for all shares accepted for payment. See Section 5.

Until when can I withdraw my previously tendered shares?

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  You can withdraw your previously tendered shares at any time prior to the expiration of our offer.

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  In addition, after our offer expires, if we have not accepted for payment the shares you have tendered to us, you may withdraw your shares at any time after 12:00 midnight, New York City time, on Tuesday, November 16, 2010. See Section 4.

How do I withdraw my previously tendered shares?

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  To withdraw your previously tendered shares, you must deliver a written or facsimile notice of withdrawal with the required information to the depositary while you still have the right to withdraw. If you have tendered by giving instructions to a broker or a bank, you must instruct the broker or bank to arrange for withdrawal of your shares. See Section 4.

What are the United States federal income tax consequences if I tender my shares to Tucows?

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  Generally, you will be subject to United States federal income taxation when you receive cash from us in exchange for the shares you tender. The cash you receive generally will be treated either as:

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  consideration received in respect of a sale or exchange of the shares tendered eligible for capital gains treatment, or

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  a dividend or other distribution from us in respect of your shares.

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  See Section 14 for a more detailed discussion of the tax treatment of our offer. We urge you to consult with your tax advisor as to the particular tax consequences to you of our offer.

What is the market value of my shares as of a recent date?

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  On September 24, 2010, the last trading day prior to the amendment of our offer, the closing price per share of our common stock on the NYSE Amex was $0.68. This price is above the lower end of the price range of our offer and below the upper end of the price range. Therefore, depending on the price we select that will enable us to buy 2,900,000 shares, shareholders who tender their shares at the lower end of the price range may receive less than they would have received had they sold their shares in the open market.

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  We urge you to obtain a current market quotation for your shares before deciding whether to tender your shares. See Section 8.

Will I have to pay brokerage commissions or stock transfer taxes if I tender my shares to Tucows?

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  If you are a registered shareholder and tender your shares directly to the depositary, you will not have to pay any brokerage commissions. If you hold shares through a broker or bank, however, you should ask your broker or bank if you will be charged a fee to tender your shares. See Section 5.

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  If you instruct the depositary in the letter of transmittal to make the payment for the shares to the registered holder, you will not incur any stock transfer tax. See Section 5.

How do holders of vested stock options for shares participate in the tender offer?

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  If you hold vested but unexercised options, you may exercise such options in accordance with the terms of the stock option plan and tender the shares received upon such exercise in accordance with this tender offer.

What does the board of directors of Tucows think of the offer?

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  Our board of directors has approved our offer. However, none of Tucows, our board of directors or the information agent is making any recommendation to you as to whether you should tender your shares or as to what price or prices you should choose to tender your shares. We are not making a recommendation as to whether you should tender shares into our offer because we believe that you should make your own decision based on your views as to the value of Tucows' shares and our prospects, as well as your liquidity needs, investment objectives and other individual considerations. You must decide whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. You should discuss whether to tender your shares with your broker or other financial or tax advisor.

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  To our knowledge, none of our directors, executive officers or any beneficial owner of greater than 10% of our common stock intend to tender any shares that they are deemed to beneficially own under Securities and Exchange Commission regulations. However, any tender by such persons, in the event they choose to do so, would be made by choosing "Shares Tendered at a Price Determined Pursuant to Our Offer" in the letter of transmittal so that they will tender at the purchase price that is selected by us for shares properly tendered in our offer.

How will Tucows obtain the funds to pay for properly tendered shares?

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  We will need a maximum of $2,030,000 to purchase 2,900,000 shares in our offer at the maximum price of $0.70 per share. If we exercise our right to purchase up to an additional 2% of our outstanding shares, based on 57,362,236 shares outstanding as of September 8, 2010, we will need a maximum of $2,833,072 to purchase an aggregate of 4,047,245 shares in our offer at the maximum price of $0.70 per share. We anticipate that we will fund the purchase of shares tendered in the tender offer and pay all related fees and expenses either with available cash or with a combination of available cash and borrowings from a $2,000,000 non-revolving, reducing demand loan with the Bank of Montreal (the "Share Repurchase Loan"). Financing is not a condition to our offer.

What is the accounting treatment for the purchase of shares in the tender offer?

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  The accounting for our purchase of shares in the tender offer will result in a reduction of our shareholders' equity in an amount equal to the aggregate purchase price of the shares we purchase plus associated fees and expenses. If we fund all or a portion of our purchase of shares tendered in the offer with cash, the amount paid in cash will be reflected in the aggregate as a reduction in cash. Any amounts drawn on the Share Repurchase Loan to fund our purchase of shares tendered in the offer will be reflected as an increase in short-term or long-term debt, as appropriate, and interest on such amounts will be reflected as an increase in interest expense. Shares repurchased under the terms of the tender offer will be cancelled. The reduction in the number of shares outstanding will also be included in the computation of earnings per share and diluted earnings per share.

Whom can I talk to if I have questions about the offer?

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  Our information agent can help answer your questions. The information agent is StockTrans, Inc., and its contact information appears on the back cover of this offer to purchase.

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 IMPORTANT PROCEDURES

        If you want to tender all or part of your shares, you must do one of the following before our offer expires:

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  if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you, or

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  if you hold certificates in your own name, complete and sign a letter of transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the letter of transmittal, to StockTrans, Inc., the depositary for our offer, or

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  if you are an institution participating in The Depository Trust Company, which we call the "book-entry transfer facility" in this offer to purchase, tender your shares according to the procedure for book-entry transfer described in Section 3.

If you want to tender your shares but:

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  your certificates for the shares are not immediately available or cannot be delivered to the depositary by the expiration of our offer, or

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  you cannot comply with the procedure for book-entry transfer by the expiration of our offer, or

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  your other required documents cannot be delivered to the depositary by the expiration of our offer,

you can still tender your shares if you comply with the guaranteed delivery procedure described in Section 3.

        To tender your shares you must follow the procedures described in this offer to purchase, the letter of transmittal and the other documents related to our offer, including choosing a price at which you wish to tender your shares.

        If you wish to maximize the chance that your shares will be purchased by us, you should check the box next to "Shares Tendered at a Price Determined Pursuant to Our Offer" in the section of the letter of transmittal called "Price At Which You Are Tendering." You should understand that this election could result in your shares being purchased at the minimum price of $0.61 per share.

        If you have questions or need assistance, you should contact StockTrans, Inc., which is the information agent for our offer at its address or telephone numbers on the back cover of this offer to purchase. You may request additional copies of this offer to purchase, the letter of transmittal or the notice of guaranteed delivery from the information agent.

        We have not authorized any person to make any recommendation on our behalf as to whether you should tender or not tender shares into our offer or as to the purchase price of any tender. We have not authorized any person to give any information or to make any representation on behalf of us in connection with our offer other than those contained in this offer to purchase or in the related letter of transmittal. If given or made, any recommendation, information or representation must not be relied upon as having been authorized by us or the information agent.

 Introduction

To the holders of our common stock:

        Tucows Inc., a Pennsylvania corporation, is offering to purchase up to 2,900,000 shares of our common stock, no par value per share, at a price not in excess of $0.70 nor less than $0.61 per share net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this document and the related letter of transmittal, which together constitute our "offer." The address and phone number of our principal offices are 96 Mowat Avenue, Toronto, Ontario M6K 3M1.

        Our board of directors has approved this offer. However, none of Tucows, our board of directors or the information agent is making any recommendation to you as to whether you should tender your shares or as to what price or prices you should choose to tender your shares. You must decide whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. You should discuss whether to tender your shares with your broker or other financial or tax advisor.

        This offer to purchase and the related letter of transmittal contain important information that should be read carefully before any decision is made with respect to our offer.

 The Offer

1.     Number of Shares; Proration.

        On the terms and subject to the conditions of our offer, we will accept for payment and thereby purchase 2,900,000 shares of our common stock or such lesser number of shares as are properly tendered before the expiration date and not properly withdrawn in accordance with Section 4, at a price not in excess of $0.70 nor less than $0.61 per share, net to the seller in cash, without interest.

        For purposes of our offer, the term "expiration date" means 5:00 p.m., New York City time, on Tuesday, October 19, 2010, unless and until we in our sole discretion extend the period of time during which our offer will remain open. If extended by us, the term "expiration date" will refer to the latest time and date at which our offer, as extended, will expire. See Section 15 for a description of our right to extend, delay, terminate or amend our offer.

        We will select the lowest purchase price that will enable us to purchase 2,900,000 shares, or if a lesser number of shares are properly tendered and not properly withdrawn, all shares properly tendered.

        We reserve the right, in our sole discretion, to purchase more than 2,900,000 shares in our offer by amending the terms of our offer to reflect this change in the manner set forth in Section 15. In accordance with applicable regulations of the Securities and Exchange Commission, we may, and we reserve the right to, purchase pursuant to our offer an additional amount of shares not to exceed 2% of our outstanding shares without amending or extending our offer.

        In accordance with Instruction 5 of the letter of transmittal, shareholders desiring to tender shares must specify the price or prices, not greater than $0.70 per share nor less than $0.61 per share, at which they are willing to sell their shares. Prices may be specified in increments of $0.01. Alternatively, shareholders desiring to tender shares can choose not to specify a price and, instead, specify that they will sell their shares at the purchase price selected by us for shares properly tendered into our offer. This election could result in the tendering shareholder receiving a price per share as low as $0.61.

        As soon as practicable following the expiration date, we will select the purchase price for shares properly tendered and not properly withdrawn, taking into account the number of shares tendered and the prices specified by tendering shareholders. We will select the lowest purchase price between $0.61 and $0.70 per share net to the seller in cash, without interest, that will enable us to purchase 2,900,000 shares, or such lesser number of shares as are properly tendered and not properly withdrawn.

        Shares properly tendered at or below that purchase price and not properly withdrawn will be purchased at the selected purchase price upon the terms and subject to the conditions of our offer, including the proration and conditional tender provisions described below. If more than 2,900,000 shares are tendered at or below the purchase price we select, then shares tendered at or below the purchase price, other than shares to purchase from holders of "odd lots," will be subject to proration as set forth in "Proration" below. See Section 5 for a more detailed description of our purchase of and payment for tendered shares.

        All shares we purchase will be purchased at the same price, even if you have specified a lower price. However, we will not purchase any shares tendered at a price above the purchase price we select using the procedures described above.

        All shares tendered and not purchased, including shares tendered at prices above the purchase price we select and shares not purchased because of proration or the conditional tender procedures, will be returned to you at our expense promptly following the expiration date.

        On the letter of transmittal you can designate (by certificate) in which order you wish your shares to be purchased if, as a result of the proration provisions or otherwise, some but not all of your tendered shares are purchased in our offer. In the event you do not designate the order and less than all shares are purchased due to proration, the order of shares purchased will be determined by the depositary. In addition, you can tender different portions of your shares at different prices by completing separate letters of transmittal for each price at which you tender shares.

        If at any time during the ten business days prior to the expiration date, we:

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  increase or decrease the price to be paid for shares, or

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  increase the number of shares being sought and such increase in the number of shares being sought exceeds 2% of the outstanding shares, or

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  decrease the number of shares being sought,

then our offer must remain open, or will be extended until, at least ten business days from, and including, the date that notice of such change is first published, sent or given in the manner specified in Section 15. For purposes of our offer, a "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

        In calculating the number of shares to be accepted for payment pursuant to the procedures described in this offer to purchase, we will add to the total number of shares tendered at the minimum price of $0.61 the shares tendered by shareholders who have indicated, in the appropriate box in the letter of transmittal, that they are willing to accept the price determined in our offer. Accordingly, shareholders who check the box next to "Shares Tendered at a Price Determined Pursuant to Our Offer" in the section of the letter of transmittal called "Price at Which You are Tendering" will be treated the same (i.e., included in the number of shares to be purchased) as shares tendered at $0.61. However, as discussed above, shares properly tendered and accepted for purchase will all be purchased at the same price, even if the purchase price we select is higher than the price at which the shares were tendered.

        Our offer is not conditioned on any minimum number of shares being tendered. Our offer, however, is subject to other conditions. See Section 7.

        Priority of Purchase.    Upon the terms and subject to the conditions of our offer, if 2,900,000 or fewer shares are properly tendered at or below the purchase price and not properly withdrawn, we will purchase all shares properly tendered and not properly withdrawn.

        Upon the terms and subject to the conditions of our offer, if more than 2,900,000 shares are properly tendered at or below the purchase price and not properly withdrawn, subject to the conditional tender procedures described in Section 6, we will purchase shares properly tendered and not properly withdrawn at prices equal to or below the purchase price, on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares or to purchase all shares tendered by holders of "odd lots," both as described below.

        As a result, all the shares that you tender in our offer may not be purchased, even if they are tendered at prices equal to or below the purchase price. This will occur if we receive more than 2,900,000 properly tendered shares at prices equal to or below the purchase price.

        As we noted above, we may elect to purchase more than 2,900,000 shares in our offer, subject to applicable law. If we do so, the preceding provisions will apply to the greater number of shares.

        Proration.    If proration of tendered shares is required, we will determine the final proration factor as promptly as practicable after the expiration date. Subject to the conditional tender procedures described in Section 6, the final proration factor will be equal to the ratio of the total number of shares to be purchased by us in our offer (excluding shares purchased from odd lot holders, as described in the following paragraph) to the number of shares properly tendered and not properly withdrawn by all shareholders (other than odd lot holders from whom we purchase shares, as described in the following paragraph) at or below the purchase price selected by us. This ratio will be applied to shareholders (other than odd lot holders from whom we purchase shares, as described in the following paragraph)

tendering shares to determine the number of shares that will be purchased from each tendering shareholder in our offer.

        Notwithstanding the above, pursuant to Rule 13e-4 of the Securities Exchange Act of 1934 we will, prior to prorating shares of common stock held by others, accept all shares of common stock tendered by all shareholders who own, beneficially or of record, a number of shares that is less than or equal to 100 (provided that such "odd-lot" shareholders have tendered all of their shares of common stock). We have selected 100 as the number of shares that constitutes an odd-lot so that the purchase of all shares properly tendered by holders of up to such number of shares will not reduce the number of shareholders to the point that our common stock would be delisted from the NYSE Amex or subject to deregistration under the Securities Exchange Act of 1934.

        Because of the potential difficulty in determining the number of shares properly tendered and not properly withdrawn, including shares tendered by guaranteed delivery procedures as described in Section 3, and because of the conditional tender procedures described in Section 6, we do not expect that we will be able to announce the final proration percentage or commence payment for any shares purchased under our offer until seven to ten business days after the expiration date. The preliminary results of any proration will be announced by press release as soon as practicable after the expiration date. Shareholders may obtain preliminary proration information from the information agent and may be able to obtain this information from their brokers.

        As described in Section 14, the number of shares that we will purchase from a shareholder may affect the United States federal income tax consequences to the shareholder and therefore may be relevant to a shareholder's decision whether to tender shares. The letter of transmittal affords each tendering shareholder the opportunity to designate (by certificate) the order of priority in which such shareholder wishes the shares it tenders to be purchased in the event of proration. In addition, shareholders may choose to submit a "conditional tender" under the procedures discussed in Section 6 in order to structure their tender for United States federal income tax reasons.

        We will mail this offer to purchase and the related letter of transmittal to record holders of shares as of September 8, 2010 and will furnish them to brokers, banks and similar persons whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

2.     Purpose of Our Offer; Certain Effects of Our Offer.

        Our Board of Directors believes that the tender offer is a prudent use of our financial resources given our business and assets and the current market price of our shares of common stock, and that investing in our own shares is both an effective use of capital and an efficient means to provide value to our shareholders. The tender offer represents an opportunity for us to provide liquidity to shareholders who elect to tender their shares. Where shares are tendered by the registered owner of those shares directly to the depositary, the sale of those shares in the tender offer will permit the seller to avoid the usual transaction costs associated with open market sales. Furthermore, any odd lot holders who hold shares registered in their names and tender their shares directly to the depositary and whose shares are purchased under the tender offer will avoid not only the payment of brokerage commissions but also any applicable odd lot discounts that might be payable on sales of their shares in market transactions.

        Shareholders who do not tender their shares pursuant to the tender offer and shareholders who otherwise retain an equity interest in us as a result of a partial tender of shares, proration or a conditional tender for which the condition is not satisfied will continue to be our owners and will realize a proportionate increase in their relative equity interest in us and thus in our future earnings and assets, and will bear the attendant risks and rewards associated with owning our equity securities, including risks resulting from our purchase of shares. We believe the tender offer, if completed, will be accretive to earnings per share.

        Our offer also presents some potential risks and disadvantages to us and our continuing shareholders. Our offer will reduce our "public float," which is the number of shares owned by outside shareholders and available for trading in the securities markets. This may result in lower stock prices or reduced liquidity in the trading market for our shares in the future. See Section 12.

        After the offer, we expect to have sufficient cash flow and access to other sources of capital to meet our cash needs for normal operations, anticipated capital expenditures and acquisition opportunities that may arise.

        Our board of directors has approved our offer. However, none of Tucows, our board of directors or the information agent is making any recommendation to you as to whether you should tender or refrain from tendering your shares or as to what price or prices you should choose to tender your shares. You must decide whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. You should discuss whether to tender your shares with your broker or other financial or tax advisor.

        To our knowledge, none of our directors, executive officers or any beneficial owner of greater than 10% of our common stock intend to tender any shares that they are deemed to beneficially own under Securities and Exchange Commission regulations.

        We may in the future purchase additional shares in the open market, private transactions, tender offers or otherwise. Any of these purchases may be on the same terms as, or on terms more or less favorable to shareholders than, the terms of our offer. However, Rule 13e-4 under the Securities Exchange Act of 1934 generally prohibits us and our affiliates from purchasing any shares, other than through our offer, until at least ten business days after the expiration or termination of our offer. Any possible future purchases by us will depend on many factors, including the market price of the shares, the results of our offer, our business and financial position and general economic and market conditions. Additionally, depending on the ongoing market conditions, Tucows may make additional tender offers to purchase shares of its common stock in the future.

        Shares acquired pursuant to our offer will be held in treasury, and will be available for us to issue or sell without further shareholder action except as required by applicable law or the rules of the NYSE Amex or any securities exchange on which the shares are then listed, for purposes including, without limitation, the acquisition of other businesses, the raising of additional capital for use in our business and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors. We have no current plans for the issuance or sale of the shares purchased in our offer.

3.     Procedure for Tendering Shares.

        Proper Tender of Shares.    For shares to be properly tendered, either (1) or (2) below must happen:

        (1)   The depositary must receive all of the following before or on the expiration date at the depositary's address on the back cover of this offer to purchase:

    •
    one of (a) the certificates for the shares or (b) a confirmation of receipt of the shares into the depositary's account at the book-entry transfer facility as described below, and

    •
    one of (a) a properly completed and executed letter of transmittal or a manually executed facsimile of it, including any required signature guarantees, or (b) an "agent's message" of the type we describe below, and

    •
    any other documents required by the letter of transmittal.

        (2)   You must comply with the guaranteed delivery procedure set forth below.

        In accordance with Instruction 5 of the letter of transmittal, if you want to tender your shares you must properly complete the pricing section of the letter of transmittal, which is called "Price at Which You Are Tendering":

  •
  If you wish to maximize the chance that your shares will be purchased at the purchase price determined by us, you should check the box in the section of the letter of transmittal next to "Shares Tendered at a Price Determined Pursuant to Our Offer." This means that you will accept the purchase price selected by us in accordance with the terms of our offer. Note that this election could result in your shares being purchased at the minimum price of $0.61 per share.

  •
  If you wish to indicate a specific price (in multiples of $0.01) at which your shares are being tendered, you must check one box in the section of the letter of transmittal next to "Shares Tendered at a Price Determined by You." You should understand that this election could mean that none of your shares will be purchased if you choose a price that is higher than the purchase price we eventually select in accordance with the terms of our offer.

        If you want to tender portions of your shares at different prices you must complete a separate letter of transmittal for each portion of your shares that you want to tender at a different price. However, the same shares cannot be tendered (unless properly withdrawn previously in accordance with Section 4) at more than one price. To tender shares properly, one and only one price box must be checked in the "Price at Which You Are Tendering" section on each letter of transmittal.

        If you tender your shares directly to the depositary, you will not have to pay any brokerage commissions, solicitation fees, or upon the terms and subject to the conditions of our offer, stock transfer taxes on the purchase of shares. If you hold shares through a broker or bank, however, you should ask your broker or bank if you will be charged a fee to tender your shares through the broker or bank.

        Endorsements and Signature Guarantees.    Depending on how your shares are registered and to whom you want payments or deliveries made, you may need to have your certificates endorsed and the signatures on the letter of transmittal and endorsement guaranteed by an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Securities Exchange Act of 1934. No endorsement or signature guarantee is required if:

  •
  the letter of transmittal is signed by the registered holder of the shares tendered (which, for purposes of this Section 3, includes any participant in The Depository Trust Company, referred to in this offer to purchase as the "book-entry transfer facility," whose name appears on a security position listing as the owner of the shares) exactly as the name of the registered holder appears on the certificate(s) for the shares and payment and delivery are to be made directly to the holder, unless the holder has completed either the box captioned "Special Delivery Instructions" or the box captioned "Special Payment Instructions" in the letter of transmittal; or

  •
  shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity that is also an "eligible guarantor institution," as defined in Rule 17Ad-15 under the Securities Exchange Act of 1934; each such entity is referred to in this offer to purchase as an "eligible guarantor institution."

        See Instruction 1 of the letter of transmittal.

        On the other hand, if a certificate for shares is registered in the name of a person other than the person executing a letter of transmittal or you are completing either the box captioned "Special Delivery Instructions" or the box captioned "Special Payment Instructions" on the letter of transmittal, then

  •
  your certificates must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificates, and

  •
  the signature on (1) the letter of transmittal and (2) on your certificates or stock power must be guaranteed by an eligible guarantor institution.

        Method of Delivery.    Payment for shares tendered and accepted for payment under our offer will be made only after timely receipt by the depositary of all of the following:

  •
  one of (a) certificates for those shares or (b) confirmation of receipt of the shares into the depositary's account at the book-entry transfer facility as described below,

  •
  one of (a) a properly completed and duly executed letter of transmittal or a manually signed facsimile of it, including any required signature guarantees, or (b) an agent's message as described below in the case of a book-entry transfer, and

  •
  any other documents required by the letter of transmittal.

        The method of delivery of all documents, including share certificates, the letter of transmittal and any other required documents, is at your election and risk. If you decide to make delivery by mail, we recommend you use registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to insure timely delivery.

        All deliveries in connection with our offer, including a letter of transmittal and certificates for shares, must be made to the depositary and not to us, the information agent or the book-entry transfer facility. Any documents delivered to us, the information agent or the book entry transfer facility will not be forwarded to the depositary and therefore will not be deemed to be properly tendered.

        Book-Entry Delivery.    The depositary will establish an account with respect to the shares at the book-entry transfer facility for purposes of our offer within two business days after the date of this offer to purchase. Any institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of the shares by causing that facility to transfer those shares into the depositary's account in accordance with that facility's procedure for the transfer. Even if delivery of shares is made through book-entry transfer into the depositary's account at the book-entry transfer facility, either (1) or (2) below must occur:

        (1)   The depositary must receive all of the following before or on the expiration date at one of the depositary's addresses on the back cover of this offer to purchase:

    •
    one of (a) a properly completed and executed letter of transmittal or a manually executed facsimile of it, including any required signature guarantees, or (b) an agent's message as described below, and

    •
    any other documents required by the letter of transmittal; or

        (2)   The guaranteed delivery procedure described below must be followed.

Delivery of the letter of transmittal or any other required documents to the book-entry transfer facility does not constitute delivery to the depositary.

        The term "agent's message" means a message transmitted by the book-entry transfer facility to, and received by, the depositary, which states that the book-entry transfer facility has received an express acknowledgement from the participant in the book-entry transfer facility tendering the shares that the participant in the book-entry transfer facility tendering the shares has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce that agreement against them.

        Guaranteed Delivery.    If you want to tender your shares but your share certificates are not immediately available or cannot be delivered to the depositary before the expiration date, the procedure for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach the depositary before the expiration date, you can still tender your shares, if all of the following conditions are satisfied:

  •
  the tender is made by or through an eligible guarantor institution;

  •
  the depositary receives by hand, mail, overnight courier or facsimile transmission, before the expiration date, a properly completed and duly executed notice of guaranteed delivery in the form we have provided with this offer to purchase, specifying the price at which shares are being tendered, including (where required) signature guarantees by an eligible guarantor institution in the form set forth in the notice of guaranteed delivery; and

  •
  all of the following are received by the depositary within three New York Stock Exchange trading days after the date of receipt by the depositary of the notice of guaranteed delivery:

  •
  one of (a) the certificates for the shares or (b) a confirmation of receipt of the shares pursuant to the procedure for book-entry transfer we describe above,

  •
  one of (a) a properly completed and executed letter of transmittal or a manually executed facsimile of it, including any required signature guarantees, or (b) an agent's message as described above in the case of a book-entry transfer, and

  •
  any other documents required by the letter of transmittal.

        Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.    We will determine, in our sole discretion, all questions as to the number of shares to be accepted, the price to be paid and the validity, form, eligibility, including time of receipt, and acceptance for payment of any tender of shares. Our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders we determine not to be in proper form or the acceptance of or payment for which we determine may be unlawful. We also reserve the absolute right to waive any of the conditions of our offer and any defect or irregularity in the tender of any particular shares or any particular shareholder. No tender of shares will be deemed to be properly made until all defects or irregularities have been cured by the tendering shareholder or waived by us. None of Tucows, the depositary, the information agent or any other person will be under any duty to give notice of any defects or irregularities in any tender, or incur any liability for failure to give any such notice.

        Your Representation and Warranty; Our Acceptance Constitutes an Agreement.    A tender of shares under any of the procedures described above will constitute your acceptance of the terms and conditions of our offer, as well as your representation and warranty to us that:

  •
  you have a "net long position" in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, and

  •
  the tender of shares complies with Rule 14e-4.

It is a violation of Rule 14e-4 for a person, acting alone or in concert with others, directly or indirectly, to tender shares for that person's own account unless, at the expiration date, the person so tendering:

  •
  has a "net long position" equal to or greater than the amount of shares tendered or in securities immediately convertible into, or exchangeable or exercisable for, the shares, and

  •
  will deliver or cause to be delivered the shares within the period specified in our offer, or

  •
  in the case of securities immediately convertible into, or exchangeable or exercisable for our shares, acquires shares by conversion, exchange or exercise of such securities, and, to the extent required by the terms of our offer, delivers or causes to be delivered our shares within the period specified by our offer.

        Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

        Our acceptance for payment of shares tendered under our offer will constitute a binding agreement between you and us upon the terms and conditions of our offer described in this and related documents.

        Return of Unpurchased Shares.    If any tendered shares are not purchased or are properly withdrawn, or if less than all shares evidenced by a shareholder's certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of our offer or the proper withdrawal of the shares, as applicable. In the case of shares tendered by book-entry transfer at the book-entry transfer facility, the shares will be credited to the appropriate account maintained by the tendering shareholder at the book-entry transfer facility. In each case, shares will be returned or credited without expense to the shareholder.

        Lost or Destroyed Certificates.    If your certificate for part or all of your shares has been lost, stolen, misplaced or destroyed, you should contact StockTrans, Inc., the transfer agent for our shares, at (800) 733-1121, for instructions as to obtaining an affidavit of loss. The affidavit of loss will then be required to be submitted together with the letter of transmittal in order to receive payment for shares that are tendered and accepted for payment. A bond may be required to be posted by you to secure against the risk that the certificates may be subsequently recirculated. You are urged to contact StockTrans, Inc. immediately in order to receive further instructions, to permit timely processing of this documentation and for a determination as to whether you will need to post a bond.

        Federal Income Tax Withholding.    To prevent backup federal income tax withholding equal to 28% of the gross payments payable pursuant to our offer, each shareholder who is a U.S. shareholder (as defined in Section 14) and who does not otherwise establish an exemption from backup withholding must notify the depositary of the shareholder's correct taxpayer identification number (employer identification number or social security number), or certify that the taxpayer is awaiting a taxpayer identification number, and provide certain other information by completing, under penalties of perjury, the Substitute Form W-9 included in the letter of transmittal.

        Backup withholding is not an additional tax. Rather, the federal income tax liability of a person subject to backup withholding will be reduced by the amount withheld. If withholding results in an overpayment of taxes, the taxpayer may obtain a refund, provided that the required information is furnished to the Internal Revenue Service.

        Proceeds payable pursuant to our offer to a non-U.S. shareholder or his agent will be subject to U.S. withholding tax at a rate of 30% unless the depositary determines that a reduced or zero rate of withholding is applicable pursuant to an applicable income tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States. In order to obtain a reduced rate of withholding pursuant to a tax treaty, a non-U.S. shareholder must deliver to the depositary before any payment a properly completed and executed IRS Form W-8BEN or other applicable form. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the offer are effectively connected with the conduct of a trade or business within the United States, a non-U.S. shareholder must deliver to the depositary before any payment a properly completed and executed IRS Form W-8ECI. A non-U.S. shareholder may be eligible to obtain a refund of all or a portion of any tax withheld if such shareholder meets the "complete redemption," "substantially disproportionate" or "not essentially equivalent to a dividend" tests described in Section 14 or is otherwise able to establish that no tax or a reduced amount of tax is due. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of federal income tax withholding.

        Shareholders are urged to consult their tax advisors regarding the applicability of federal income tax withholding to them and the availability of exemptions to such withholding.

        For a discussion of material United States federal income tax consequences generally applicable to tendering shareholders, see Section 14.

4.     Withdrawal Rights.

        Shares tendered in our offer may be withdrawn at any time before the expiration date and, unless accepted for payment by us after the expiration date, may also be withdrawn any time after 12:00 midnight, New York City time, on Tuesday, November 16, 2010. Except as otherwise provided in this Section 4, tenders of shares pursuant to our offer are irrevocable.

        For a withdrawal to be effective, the depositary must receive (at its address set forth on the back cover of this offer to purchase) a notice of withdrawal in written or facsimile transmission form on a timely basis. The notice of withdrawal must specify the name of the person who tendered the shares to be withdrawn, the number of shares tendered, the number of shares to be withdrawn and the name of the registered holder. If the certificates have been delivered or otherwise identified to the depositary, then, prior to the release of those certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates evidencing the shares and the signature on the notice of withdrawal must be guaranteed by an eligible guarantor institution (except in the case of shares tendered by an eligible guarantor institution).

        If shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3, the notice of withdrawal must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn shares and otherwise comply with the procedures of the facility.

        We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination shall be final and binding on all parties. None of Tucows, the depositary, the information agent or any other person will be under any duty to give any notice of any defects or irregularities in any notice of withdrawal, or incur any liability for failure to give any such notice. Withdrawals may not be rescinded, and any shares properly withdrawn will thereafter be deemed not tendered for purposes of our offer unless the withdrawn shares are properly retendered before the expiration date by following any of the procedures described in Section 3.

        If we extend our offer, or if we are delayed in our purchase of shares or are unable to purchase shares under our offer for any reason, then, without prejudice to our rights under our offer, the depositary may, subject to applicable law, retain on our behalf all tendered shares, and those shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4.

5.     Purchase of Shares and Payment of Purchase Price.

        Upon the terms and subject to the conditions of our offer, we will:

  •
  determine the purchase price that we will pay for shares properly tendered and not properly withdrawn under our offer, taking into account the number of shares so tendered and the prices specified by tendering shareholders, and

  •
  accept for payment and pay for, and thereby purchase, shares properly tendered at or below the purchase price and not properly withdrawn.

        For purposes of our offer, we will be deemed to have accepted for payment, and therefore purchased, shares that are properly tendered at or below the purchase price and not properly withdrawn, subject to our right to reduce the total number of shares we purchase and the conditional tender and proration provisions of our offer, only when, as and if we give oral or written notice to the depositary of our acceptance of shares for payment under our offer.

        Upon the terms and subject to the conditions of our offer, promptly after the expiration date, we will purchase and pay a single per share purchase price for shares accepted for payment under our offer. In all cases, payment for shares tendered and accepted for payment pursuant to our offer will be made only after timely receipt by the depositary of:

  •
  certificates for the shares or a confirmation of receipt of the shares into the depositary's account at the book-entry transfer facility,

  •
  a properly completed and executed letter of transmittal or manually executed facsimile thereof or an agent's message in the case of book-entry transfer, and

  •
  any other documents required by the letter of transmittal.

        We will pay for the shares purchased under our offer by depositing the aggregate purchase price for the shares with the depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders.

        In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the expiration date. However, we do not expect to be able to announce the final results of any such proration until approximately seven to ten business days after the expiration date.

        Under no circumstances will we pay interest on the purchase price, regardless of any delay in making payment. In addition, if specified events occur, we may not be obligated to purchase shares in our offer. See Section 7.

        We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased in our offer. If, however

  •
  payment of the purchase price is to be made to, or, in the circumstances permitted by our offer, if unpurchased shares are to be registered in the name of, any person other than the registered holder, or

  •
  if tendered certificates are registered in the name of any person other than the person signing the letter of transmittal,

then the amount of all stock transfer taxes, if any (whether imposed on the registered holder or such other person), payable on account of the transfer to that person will be deducted from the purchase price unless evidence satisfactory to us of the payment of taxes or exemption from payment of taxes is submitted. See Instruction 7 of the letter of transmittal.

        Any tendering shareholder or other payee who is required to and who fails to complete fully, sign and return to the depositary the Substitute Form W-9 included with the letter of transmittal may be subject to required backup federal income tax withholding of 28% of the gross proceeds paid to that shareholder or other payee pursuant to our offer. See Section 3. Also see Section 3 regarding certain federal income tax consequences for non-U.S. shareholders.

6.     Conditional Tender of Shares.

        Under certain circumstances, we may prorate the number of shares purchased in our offer. As discussed in Section 14, the number of shares to be purchased from a particular shareholder may affect the federal income tax treatment of the purchase to the shareholder and the shareholder's decision whether to tender. The conditional tender alternative is made available so that a shareholder may seek to structure our purchase of shares in our offer from the shareholder in a manner such that the transaction would be treated as a sale of the shares by the shareholder, rather than the payment of a dividend to the shareholder, for federal income tax purposes. Accordingly, a shareholder may tender shares subject to the condition that a specified minimum number of the shareholder's shares tendered pursuant to a letter of transmittal or notice of guaranteed delivery must be purchased if any shares tendered are purchased. We urge each shareholder to consult with his or her own tax advisor concerning this matter.

        If you wish to make a conditional tender, you must indicate this in the box captioned "Conditional Tender" in the letter of transmittal or, if applicable, the notice of guaranteed delivery. In this box in the letter of transmittal or the notice of guaranteed delivery, you must determine and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased. After our offer expires, if more than 2,900,000 shares are properly tendered and not properly withdrawn and we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any shareholder below the minimum number specified by that shareholder, the conditional tender will automatically be regarded as withdrawn, unless chosen by lot for reinstatement as discussed in the next paragraph.

        After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If we are able to purchase all of the remaining tendered shares and the number that we would purchase would be below 2,900,000, then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been deemed withdrawn to permit us to purchase 2,900,000 shares. In selecting these conditional tenders, we will select by random lot and will select only from shareholders who tendered all of their shares. Upon selection by lot, if any, we will limit our purchase in each case to the designated minimum number of shares to be purchased.

        All shares tendered by a shareholder subject to a conditional tender pursuant to the letter of transmittal or notice of guaranteed delivery regarded as withdrawn as a result of proration and not eventually purchased will be returned promptly after the expiration date without any expense to the shareholder.

7.     Conditions of Our Offer.

        Notwithstanding any other provision of our offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend our offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 13e-4(f) promulgated under the Securities Exchange Act of 1934, if at any time on or after September 17, 2010 and prior to the expiration of our offer any of the following events occur or are determined by us to have occurred, that, in our judgment, makes it inadvisable to proceed with our offer or with acceptance for payment or payment for the shares in our offer:

        (1)   there shall have been instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly:

          (a)   challenges the making of the tender offer, the acquisition of some or all of the shares under the tender offer or otherwise relates in any manner to the tender offer, or

          (b)   in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), assets, income, operations or prospects of us or any of our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of the business of us or any of our subsidiaries or materially impair the contemplated benefits of the tender offer to us;

        (2)   there shall have been any action pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the tender offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might, directly or indirectly,

          (a)   make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit completion of the tender offer,

          (b)   delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the shares,

          (c)   materially impair the contemplated benefits of the tender offer to us, or

          (d)   materially and adversely affect the business, condition (financial or other), income, operations or prospects of us and our subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of us or any of our subsidiaries;

        (3)   the declaration of any banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory);

        (4)   any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;

        (5)   the commencement or escalation of a war, armed hostilities or any other national or international crisis directly or indirectly involving the United States, including but not limited to an act of terrorism;

        (6)   any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might materially affect, the extension of credit by banks or other lending institutions in the United States;

        (7)   any change in the general political, market, economic or financial conditions or in the commercial paper markets in the United States or abroad that could have, in our reasonable judgment, a material adverse effect on the business, condition, income, operations or prospects of us and our subsidiaries, taken as a whole, or on the trading of shares of our common stock or otherwise materially impair in any way the contemplated future conduct of the business of us or any of our subsidiaries;

        (8)   in the case of any of the foregoing existing at the time of the announcement of our offer, a material acceleration or worsening thereof;

        (9)   any decline in the market price of our shares of common stock or the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Industrial Companies or the NYSE Amex or the Nasdaq Composite Index by greater than 10% from the close of business on September 8, 2010;

        (10) changes or events occur that affect us or ownership of our shares and in our reasonable judgement may reasonably be likely to be material and adverse to us or any of our subsidiaries or otherwise materially affect in any way the contemplated future conduct of the business of us or any of our subsidiaries;

        (11) a tender or exchange offer with respect to some or all of our outstanding shares, other than our offer, or a merger or acquisition proposal for us, is proposed, announced or made by another person or is publicly disclosed, or we learn that any person or "group," within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares, or any new group is formed that beneficially owns more than 5% of our outstanding shares;

        (12) any person or group files a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 reflecting an intent to acquire us or any of our shares; or

        (13) any entity, group or person who has filed a Schedule 13D or Schedule 13G with the Securities and Exchange Commission before September 17, 2010 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of Tucows' outstanding shares, or

        (14) any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the tender offer shall not have been obtained on terms satisfactory to us in our reasonable judgment (although we are not currently aware of any such requirement); or

        (15) we determine that the completion of our offer and the purchase of the shares may cause our common stock to be delisted from the NYSE Amex or to be subject to deregistration under the Securities Exchange Act of 1934.

        See the first paragraph of Section 2 for a discussion of the contemplated benefits of the tender offer to us. The conditions listed above are for our sole benefit and we may, in our sole discretion, assert these conditions and waive any of the conditions listed above, in whole or in part, before the expiration date. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted by us at any time prior to the expiration of our offer. Any determination or judgment by Tucows concerning the events described above will be final and binding on all parties.

8.     Price Range of Shares; Dividends.

        Our shares are listed and principally traded on the NYSE Amex (formerly the American Stock Exchange) under the symbol "TCX" and on the Toronto Stock Exchange under the symbol "TC." The high and low prices per share on the NYSE Amex for, and the cash dividends declared on our common stock during, the periods indicated are listed below:

Year	Fiscal Quarter Ended	High	Low	Declared Dividend
2010	March 31, 2010	0.96	0.65	n/a
	June 30, 2010	0.80	0.60	n/a
	July 1, 2010 to September 8, 2010	0.70	0.56	n/a
2009	March 31, 2009	0.39	0.26	n/a
	June 30, 2009	0.50	0.31	n/a
	September 30, 2009	0.61	0.36	n/a
	December 31, 2009	0.71	0.10	n/a
2008	March 31, 2008	0.75	0.53	n/a
	June 30, 2008	0.69	0.55	n/a
	September 30, 2008	0.60	0.32	n/a
	December 31, 2008	0.44	0.25	n/a
2007	March 31, 2007	0.89	0.81	n/a
	June 30, 2007	1.29	0.84	n/a
	September 30, 2007	1.35	0.93	n/a
	December 31, 2007	0.99	0.58	n/a

        On September 24, 2010, the most recent practicable trading day prior to the amendment of our offer, the closing price per share of our common stock on the NYSE Amex was $0.68. We urge shareholders to obtain current quotations of the market price of the shares.

        We have not declared or paid any cash dividends or our common stock during the fiscal years ended December 31, 2007, December 31, 2008 and December 31, 2009, and we do not intend to do so in the immediate future, but we may decide to do so in the future depending on ongoing market conditions. Our ability to pay any cash dividends on our common stock, should our Board of Directors decide to do so, is also dependent on our earnings and cash requirements.

9.     Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

        The following table sets forth the beneficial ownership of our common stock, as of September 8, 2010 by each of our chief executive officer and our two other most highly compensated executive officers, our directors, as well as by all of our directors and executive officers as a group. The information on beneficial ownership in the table and related footnotes is based upon data furnished to us by, or on behalf of, the persons referred to in the table. Unless otherwise indicated in the footnotes to the table, each person named has sole voting power and sole investment power with respect to the shares included in the table.

	Beneficial Ownership of Common Stock
Name	Common Stock Beneficially Owned Excluding Options		Stock Options Exercisable within 60 Days of September 8, 2010	Total Common Stock Beneficially Owned	Percent of Class(1)
Executive officers and directors
Elliot Noss, President and Chief
Executive Officer	656,254	(2)	2,312,304	2,968,558	5.0%
Michael Cooperman, Chief Financial Officer	13,850		1,033,975	1,047,825	1.8%
David Woroch, Executive VP, Sales	163,602		245,415	409,017	*
Kenneth Schafer, VP, Marketing and
Product Management	—		92,500	92,500	*
Carla Goertz, VP, Human Resources	—		132,500	132,500	*
Eugene Fiume, Director	—		80,000	80,000	*
Erez Gissin, Director	10,000		110,000	120,000	*
Joichi Ito, Director	—		65,000	65,000	*
Allen Karp, Director	20,000	(3)	177,500	197,500	*
Lloyd Morrisett, Director	105,000	(4)	182,500	287,500	*
Rawleigh Ralls, Director	8,040,720	(5)	65,000	8,105,720	14.1%
Jeffrey Schwartz, Director	—		152,500	152,500	*
Stanley Stern, Director	203,850		147,500	351,350	*
All directors and executive officers as a group (13 persons)	9,213,276		4,796,694	14,009,970	22.5%

*
Less than 1%

(1)
Based on 57,362,236 shares outstanding as of September 8, 2010, adjusted for shares of stock exercisable by each shareholder, or the shareholders as a group, within 60 days of the record date of the annual meeting.

(2)
Includes an aggregate of 86,869 shares of common stock owned by two separate family trusts of which Mr. Noss is the trustee.

(3)
These shares of common stock are owned by Karp Corp., Inc., as nominee for Mr. Karp's wife.

(4)
These shares of common stock are owned jointly by Dr. Morrisett and his wife.

(5)
7,572,109 of these shares are held by Lacuna Hedge Fund LLLP ("Lacuna Hedge"), and are indirectly owned Lacuna, LLC ("Lacuna LLC"), and Lacuna Hedge GP LLLP ("Lacuna Hedge GP"). Mr. Ralls is a member of Lacuna LLC, the entity which serves as the sole general partner of Lacuna Hedge GP, which serves as the sole general partner of Lacuna Hedge. Mr. Ralls does not directly own any non-derivative securities of the Issuer. Mr. Ralls disclaims beneficial ownership of the securities held by Lacuna Hedge, except to the extent of its pecuniary interest therein. 468,611 of these shares are held by Lacuna Venture Fund LLLP ("Lacuna Venture"), and are indirectly owned by Lacuna LLC and Lacuna Ventures GP LLLP ("Lacuna Ventures GP"). Mr. Ralls is a member of Lacuna LLC, the entity which serves as the sole general partner of Lacuna Ventures GP, which serves as the sole general partner of Lacuna Venture. Mr. Ralls disclaims beneficial ownership of the securities held by Lacuna Venture, except to the extent of its pecuniary interest therein.

        The following table sets forth information with respect to each shareholder known to us to be the beneficial owner of more than 5% of our outstanding common stock as of September 8, 2010:

	Beneficial Ownership of Common Stock
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class(1)
Lacuna, LLC	8,040,720	(2)	14.0%
1100 Spruce Street, Suite 202
Boulder, CO 80302
Diker GP, LLC	9,224,135	(3)	16.1%
745 Fifth Avenue, Suite 1409
New York, NY 10151

(1)
Based on 57,362,236 shares outstanding as of September 8, 2010.

(2)
As disclosed on Amendment No. 2 to Schedule 13D, filed with the SEC on June 25, 2010. Of these shares, 468,611 are held directly by Lacuna Venture Fund LLLP ("Lacuna Venture") and 7,572,109 are held directly by Lacuna Hedge Fund LLLP ("Lacuna Hedge"). Lacuna, LLC serves as the sole general partner of each of Lacuna Ventures GP and Lacuna Hedge GP. Lacuna Ventures GP serves as the sole general partner of Lacuna Venture and Lacuna Hedge GP serves as the sole general partner of Lacuna Hedge. Neither Lacuna Ventures GP, Lacuna Hedge GP, nor Lacuna, LLC directly owns any securities of the Company. Lacuna Ventures GP, Lacuna Hedge GP and Lacuna, LLC may be deemed to have shared power to vote or direct the vote of, and to dispose or direct the disposition of, the securities of the Company held by Lacuna Venture and Lacuna Hedge but disclaim beneficial ownership except to their pecuniary interest therein.

(3)
As disclosed on a Form 4, filed with the SEC on March 24, 2010. The shares are held indirectly by Diker Management, LLC, in its capacity as the Registered Investment Adviser of certain managed accounts and funds. Diker Management, LLC is a Registered Investment Adviser and as such disclaims all beneficial ownership of the shares and in any case disclaims beneficial ownership of the shares except to the extent of the reporting person's pecuniary interest therein.

        As of September 8, 2010, there were 57,362,236 shares of our common stock, no par value per share, outstanding and 8,404,583 shares issuable upon exercise of all outstanding options. As of September 8, 2010, our directors and executive officers as a group (13 persons) beneficially owned 14,009,970 shares, including 4,796,694 shares issuable to those persons upon exercise of options exercisable within 60 days of that date.

        None of our directors, our executive officers who are not directors and, to our knowledge, any beneficial owner of greater than 10% of our common stock intend to tender shares that they are deemed to beneficially own under Securities and Exchange Commission regulations on this offer.

        Based upon our records and upon information provided to us by our directors, executive officers, associates and subsidiaries, none of any of our associates or subsidiaries or persons controlling us or, to the best of our knowledge, any of our directors or executive officers or any of our subsidiaries, or any associates or subsidiaries of any of the foregoing, has effected any transactions in our shares on the date of this offer to purchase or during the 60 days prior to the date of this offer to purchase, except for the automatic option grants to certain directors under our Amended and Restated 2006 Omnibus Equity Compensation Plan (the "2006 Plan") described below:

Name	Date of Transaction	Nature of Transaction	No. of Shares	Price per Share (Exercise Price)
Eugene Fiume	September 7, 2010	Option Grant	20,000	$0.62
Erez Gissin	September 7, 2010	Option Grant	20,000	$0.62
Joichi Ito	September 7, 2010	Option Grant	20,000	$0.62
Allen Karp	September 7, 2010	Option Grant	37,500	$0.62
Lloyd Morrisett	September 7, 2010	Option Grant	37,500	$0.62
Rawleigh Ralls	September 7, 2010	Option Grant	20,000	$0.62
Jeffrey Schwartz	September 7, 2010	Option Grant	37,500	$0.62
Stanley Stern	September 7, 2010	Option Grant	27,500	$0.62

  Arrangements With Others Concerning Our Securities.

        Equity Compensation Plans.    The 2006 Plan is currently our only plan pursuant to which equity awards are granted and issued.

        The 2006 Plan serves as a successor to Tucows' 1996 Equity Compensation Plan, or the 1996 Plan, previously approved by the shareholders, pursuant to which 11,150,000 shares of our common stock were reserved for issuance thereunder. The 1996 Plan terminated on February 25, 2006; 10,492,700 shares of our common stock were issued under the 1996 Plan prior to its termination, and, as of September 8, 2010, 4,206,333 shares were subject to outstanding awards which will continue to be governed by the terms of the 1996 Plan. No additional awards will be made under the 1996 Plan.

        The 2006 Plan was approved at our Annual Meeting of Shareholders on September 7, 2010. The 2006 Plan provides for the grant of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock grants, performance units, dividend equivalent rights and other stock-based awards to officers and other employees of Tucows and our subsidiaries at the discretion of the compensation committee of our board of directors. As of September 8, 2010, 4,198,250 shares were subject to outstanding awards under the 2006 Plan.

        Except as otherwise described in this offer to purchase, none of Tucows or any person controlling us or, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to our offer or with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

        Other Plans or Proposals.    Except as described in this offer to purchase, we currently have no plans or proposals that relate to or would result in:

  •
  an extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

  •
  a purchase, sale or transfer of an amount of our assets or any of our subsidiaries' assets that would be material to us and our subsidiaries, taken as a whole;

  •
  any material change in our present dividend rate or policy, indebtedness or capitalization;

  •
  any change in our present board of directors or management;

  •
  any other material change in our corporate structure or business;

  •
  a class of our equity securities being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotations system of a registered national securities association;

  •
  a class of our equity securities becoming eligible for termination of registration under the Securities Exchange Act of 1934;

  •
  the suspension of our obligation to file reports under the Securities Exchange Act of 1934;

  •
  the acquisition by any person of additional securities of ours or the disposition of our securities; or

  •
  any changes in our charter, bylaws or other governing instruments or other matters that could impede acquisition or control of us.

        Due to the low trading volume of our common stock on the Toronto Stock Exchange, we are considering a possible delisting of our securities from the Toronto Stock Exchange so that our shares of common stock will trade exclusively on the NYSE Amex. Again, to date, no action has been taken on this matter.

        Although we do not currently have any plans, other than as described above and elsewhere in this offer to purchase, that relate to or would result in any of the events discussed above, we continue to evaluate opportunities for increasing shareholder value and we may undertake or plan actions that relate to or could result in one or more of these events.

10.   Source and Amount of Funds.

        Assuming that 2,900,000 shares are purchased in the tender offer, the aggregate purchase price would be in the range of $1.77 million to $2.03 million. We expect that our related fees and expenses for the tender offer will be approximately $50,000. We anticipate that we will fund the purchase of shares tendered in the tender offer and pay all related fees and expenses either with available cash or with a combination of available cash and borrowings under a $2,000,000 non-revolving, reducing demand loan with the Bank of Montreal (the "Bank").

        Our credit facility with the Bank (the "Credit Facility") provides for (i) a $2,000,000 non-revolving, reducing demand loan (the "Share Repurchase Loan") to finance the repurchase of shares of the Company's common stock; (ii) repayment of the $2,103,483.60 outstanding balance under our existing non-revolving, reducing demand loan with the Bank (the "Demand Loan"); (iii) a $3,500,000 Treasury Risk Management Facility (the "TR Loan") and (iv) a $1,000,000 operating demand loan (the "Operating Demand Loan") to fund operational requirements. The Share Repurchase Loan, Demand Loan and TR Loan are governed by the terms of (i) the Loan Agreement, dated as of July 25, 2007 (the "2007 Loan Agreement") by and among the Company, Tucows.com Co., a wholly owned subsidiary of Tucows Inc. ("Borrower"), and certain subsidiaries of the Company named therein (the "Guarantors"), as amended by the Offer Letter, dated as of August 30, 2010 (the "Offer Letter"), by and between the Company and the Bank, and (ii) the Financing Commitment, dated as of July 19, 2007, by and between Borrower and Bank (the "Term Sheet" and together with the 2007 Loan Agreement and the Offer Letter, the "2007 Loan Documents"). The Operating Demand Loan is governed by the terms of the Operating Loan Agreement with the Bank, which such terms are described in the Offer Letter (the Offer Letter and the Operating Loan Agreement are collectively referred to herein as the "2010 Loan Documents").

        Under the Credit Facility, any advances under the Share Repurchase Loan are to be paid in equal monthly installment over 60 months. We can elect to pay interest on the Share Repurchase Loan at either the Bank of Montreal ("BMO") U.S. Base Rate plus 1.30% (amended from plus 1.50%) or at LIBOR plus 3.25%. All interest is payable monthly in arrears as incurred. The Share Repurchase Loan is subject to an undrawn aggregate standby fee of 0.20% following the first draw which is payable quarterly in arrears. In addition, annual cash sweep payments are to be paid to the Bank based on our audited financial statements. The cash sweep payments will be applied to outstanding amounts under the Demand Loan and Share Repurchase Loan. In the event that we draw down on the Share Repurchase Loan to fund the purchase of shares tendered in the tender offer, we anticipate repaying the Share Repurchase Loan in accordance with the terms of the 2007 Loan Documents.

        All obligations under the Credit Facility are guaranteed by the Company pursuant to a Guaranty, dated July 25, 2007 (the "Guaranty"), executed by the Company in favor of the Bank, and are secured by a security interest in substantially all of the Company's assets granted under the Security Agreement (the "Security Agreement"), dated July 25, 2007, executed by the Company in favor of the Bank. Each other Guarantor has similarly guaranteed and secured the Borrowers' obligations and have entered into similar Guaranty and Security Agreements in favor of the Bank.

        The terms of the 2007 Loan Documents have been described more fully in the Company's Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 31, 2007, and such description is incorporated herein by reference. The terms of the 2010 Loan Documents have been described more fully in the Company's Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 13, 2010, and such description is incorporated herein by reference.

11.   Certain Information About Us.

        General.    Tucows, together with our consolidated subsidiaries, provide domain names, email and other services through our extensive reseller network and directly to consumers and small businesses through our retail and content groups. We have a worldwide reseller network of more than 9,000 web-hosting companies, Internet Service Providers, and other resellers in more than 100 countries. Our primary focus is serving the needs of this network of resellers by providing superior services, easy-to-use interfaces, proactive and attentive customer service, reseller-oriented technology and agile design and development processes.

        Our executive offices are located at 96 Mowat Avenue, Toronto, Ontario, M6K 3M1, telephone (416) 535-0123. Out internet address is http://tucowsinc.com. The information contained on our website or connected to our website is not incorporated by reference into this offer to purchase and should not be considered part of this offer to purchase. The reference to our website is intended to be an inactive textual reference only.

        Information About Forward-Looking Statements.    This offer to purchase contains a number of forward-looking statements, including, among others, statements dealing with the benefits that the offer may provide to our shareholders, the date on which we will announce the final proration factor or pay for tendered shares, our possession of sufficient capital to fund our operations, the payment of cash dividends on our common stock in the future, the fees and expenses we will incur in connection with the offer, the listing and tradability of our stock after the offer is completed and the continued treatment of our shares as margin securities. We caution readers that the important factors, including without limitation the price at which we ultimately determine to purchase shares in the offer, the number of shares tendered in the offer, the number of shareholders who tender all of their shares of our common stock in the offer, general market conditions and other factors discussed in other documents filed by us with the Securities and Exchange Commission, among others, could cause our actual results to differ materially from statements contained in this offer to purchase.

        Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will," "potential," "outlook" and similar terms and phrases, including references to assumptions, are intended to identify forward-looking statements.

        The forward-looking statements regarding these matters are based on various assumptions and analyses made by us in light of our management's experience and its perception of historical trends, current conditions, and expected future developments, as well as other factors it believes are appropriate under the circumstances.

        All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All subsequent written and oral forward-looking statements concerning our offer or other matters addressed in this offer to purchase and attributable to us or any person acting on our behalf are qualified by these cautionary statements. Except for our obligations under the Securities Exchange Act of 1934 to disclose a material change in the information in this offer to purchase, we do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this offer to purchase or to reflect the occurrence of unanticipated events. We advise you to consult any further disclosures we make on related subjects in the reports and other information that we file or furnish with the Securities and Exchange Commission.

        Where You Can Find More Information.    We are subject to the informational filing requirements of the Securities Exchange Act of 1934 and, in accordance with these requirements, are obligated to file reports and other information with the Securities and Exchange Commission relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their compensation, options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our shareholders and filed with the Securities and Exchange Commission. We have also filed an Issuer Tender Offer Statement on Schedule TO, which includes additional information with respect to our offer.

        The reports, proxy statements and other information we file can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at 100 F Street, N.E., Washington D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the Securities and Exchange Commission's customary charges, from the Public Reference Section at 100 F Street, N.E., Washington D.C. 20549. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. These reports, proxy statements and other information concerning us also can be inspected at the offices of the NYSE Amex. The reference to the URL of the Securities and Exchange Commission's web site is intended to be an inactive textual reference only.

12.   Effects of Our Offer on the Market for Shares; Registration Under the Securities Exchange Act of 1934.

        Our purchase of shares in our offer will reduce the number of our shares that might otherwise trade publicly and may reduce the number of our shareholders. This may reduce the volume of trading in the shares and make it more difficult to buy or sell significant amounts of shares without affecting the market price, which could adversely affect continuing shareholders. Nonetheless, we anticipate that there will still be a sufficient number of shares outstanding and publicly traded following our offer to ensure a continued trading market in the shares. One of the conditions to our offer is that the purchase of shares will not result in our remaining shares being delisted from the NYSE Amex. Based on the published guidelines of the NYSE Amex, we do not believe that our purchase of shares pursuant to our offer will cause, and we will not purchase shares pursuant to our offer if we believe such purchase will cause, our remaining shares to be delisted.

        The shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit on the collateral of the shares. We believe that, following the purchase of shares pursuant to our offer, the shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations.

        Our shares are registered under the Securities Exchange Act of 1934, which requires, among other things, that we furnish specific information to our shareholders and to the Securities and Exchange Commission and comply with the Securities and Exchange Commission's proxy rules in connection with meetings of our shareholders. One of the conditions to our offer is that our purchase of shares does not result in the shares becoming eligible for deregistration under the Securities Exchange Act of 1934. It is our intention and it is a condition to our offer that our purchase of shares in our offer not result in the shares becoming eligible for deregistration under the Securities Exchange Act of 1934, and we will not purchase shares pursuant to our offer if we believe such purchase will result in the shares becoming eligible for deregistration.

13.   Certain Legal Matters; Regulatory Approvals.

        Except as described in this offer to purchase, we are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acquisition of shares as contemplated by our offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of shares as contemplated by our offer.

        Our obligation to accept for payment and pay for shares under our offer is subject to various conditions. See Section 7.

14.   Material United States Federal Income Tax Consequences.

        While the following is a general discussion of the material United States federal income tax consequences of participating in our offer, it does not purport to address all aspects of federal income taxation that may be relevant to shareholders. The consequences to any particular shareholder may differ depending upon that shareholder's own circumstances and tax position. The discussion deals only with shares held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, which we refer to as the "Code," and does not address matters that may be relevant to shareholders in light of their particular circumstances or to certain shareholders subject to special treatment under the Code, such as financial institutions or broker-dealers, insurance companies, regulated investment companies, shareholders liable for the alternative minimum tax, dealers in securities or currencies, traders who elect to apply a mark-to-market method of accounting, U.S. shareholders (as defined below) whose functional currency is other than the U.S. dollar, tax-exempt organizations, persons who acquired their shares as compensation, including upon the exercise of employee stock options, persons who are holding shares as part of a straddle, conversion, constructive sale, hedging or other integrated transaction, and other persons who may be subject to special rules. The discussion does not consider the effect of any applicable state, local or foreign tax laws. The discussion is based upon the Code, the treasury regulations promulgated under the Code, Internal Revenue Service rulings, and judicial and administrative rulings in effect on the date of this document, which may be subject to change (possibly with retroactive effect) and to differing interpretations. We will not seek an opinion of counsel or a ruling from the Internal Revenue Service with respect to the federal income tax consequences discussed herein and accordingly there can be no assurance that the Internal Revenue Service will agree with the positions described in this Offer to Purchase.

        If a partnership (including any entity treated as a partnership for United States federal income tax purposes) is a shareholder, the tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. A shareholder that is a partnership, and partners in such partnership, are urged to consult a tax advisor regarding the tax consequences of participating in the offer.

        U.S. Shareholders.    The following discussion does not address the tax consequences of the offer to non-U.S. shareholders. A U.S. shareholder is any beneficial owner of shares that is:

  •
  a citizen or resident of the United States;

  •
  a corporation or other entity taxable as a corporation for United States federal income tax purposes created or organized in or under the laws of the United States, any State or any political subdivision thereof;

  •
  an estate, the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust if it (x) is subject to the primary supervision of a United States court and one or more United States persons have the authority to control all of the trust's substantial decisions, or (y) has a valid election in effect under applicable regulations to be treated as a United States person for tax purposes.

        Each shareholder is urged to consult his or her tax advisor as to the particular tax consequences to such shareholder of participating or not participating in our offer, including the applications of United States federal, state, local and foreign tax laws and possible tax law changes.

        Characterization of the Sale.    Your tender of shares pursuant to our offer will be a taxable transaction for United States federal income tax purposes. In general, for federal income tax purposes, a U.S. shareholder will treat such cash received pursuant to the repurchase offer as either a "sale or exchange" or a distribution with respect to his shares, depending upon whether and to what extent the sale of shares reduces the U.S. shareholder's deemed percentage stock ownership in us. Under the stock redemption rules of Section 302 of the Code, a sale of shares will be treated as a sale or exchange of the shares if the tender: (a) results in a "complete redemption" of the U.S. shareholder's shares in us, (b) is "substantially disproportionate" with respect to the U.S. shareholder or (c) is "not essentially equivalent to a dividend" with respect to the U.S. shareholder (each as described in "Application of Section 302 Tests," below). If the sale does not qualify under any of these tests, the sale will be treated as a distribution by us with respect to the shares held by the tendering U.S. shareholder, possibly taxable as a dividend.

        Treatment as a Sale or Exchange.    If any of the three tests under the stock redemption rules of Section 302 of the Code referenced above is satisfied with respect to a U.S. shareholder and the sale is therefore treated as a sale or exchange of the shares for United States federal income tax purposes, the U.S. shareholder will recognize gain or loss equal to the difference, if any, between the amount of cash received with respect to the shares and the U.S. shareholder's adjusted tax basis in the shares surrendered. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the shares have been held for more than one year. Individuals generally are subject to taxation at a reduced rate on their net capital gains. Capital gains recognized by non-corporate taxpayers from the sale of common stock held for one year or less, or a short-term holding period, will be subject to tax at ordinary income tax rates. If such a U.S. shareholder has both a long-term and short-term holding period with respect to his stock and desires to only exchange a portion of his shares pursuant to the offer, the U.S. shareholder should consider exchanging the long term common stock to maximize the portion of any resulting gain treated as long-term.

        Certain limitations may apply to the deductibility of capital losses. A U.S. shareholder must calculate gain or loss separately for each block of shares (generally, shares acquired at the same time in a single transaction) that we purchase pursuant to the offer.

        Application of Section 302 Tests.    In determining whether any of the tests under Section 302 of the Code is satisfied, a U.S. shareholder must take into account (i) actual ownership of stock; (ii) stock that such U.S. shareholder constructively owns under the attribution rules of Section 318 of the Code, pursuant to which the U.S. shareholder will be treated as owning shares owned by certain family members (except in the case of a "complete termination" a U.S. shareholder may waive, under certain circumstances attribution from family members) and related entities and our stock that the U.S. shareholder has the right to acquire by exercise of an option; and (iii) the possibility that contemporaneous dispositions or acquisitions of shares by a U.S. shareholder or related individuals or entities may be deemed to be part of a single integrated transaction. Under these rules, a U.S. shareholder generally will be considered to own shares which the U.S. shareholder has the right to acquire through exercise of an option or warrant, as well as shares owned (and, in some cases, constructively owned) by certain members of the U.S. shareholder's family and by certain entities (such as corporations, partnerships, trusts and estates) in which the U.S. shareholder, certain members of the U.S. shareholder's family or a related entity has an interest. Each U.S. shareholder should also be aware that, in the event our offer is over-subscribed (resulting in a proration), not all the shares tendered by a U.S. shareholder will be purchased by us in our offer. Therefore, proration may affect whether a sale by a U.S. shareholder pursuant to our offer will satisfy any of the Section 302 tests.

        Complete Redemption.    A sale of shares pursuant to our offer will result in a "complete redemption" of a U.S. shareholder's interest in us if, pursuant to our offer, either (a) we purchase all of the shares actually and constructively owned by the U.S. shareholder pursuant to our offer or (b) all shares actually owned by the U.S. shareholder are sold pursuant to our offer and, with respect to constructively owned shares, the U.S. shareholder is eligible to waive (and effectively waives) constructive ownership of all such shares under procedures described in Section 302(c) of the Code. U.S. shareholders in this position should consult their tax advisors as to the availability of this waiver procedure.

        Substantially Disproportionate.    The sale of shares pursuant to our offer will be "substantially disproportionate" with respect to a U.S. shareholder if, immediately after the sale pursuant to our offer (treating as not outstanding all shares purchased pursuant to our offer), (a) the U.S. shareholder's actual and constructive percentage ownership of voting shares is less than 80% of the U.S. shareholder's actual and constructive percentage ownership of voting shares immediately before the purchase of shares pursuant to our offer (treating as outstanding all shares purchased pursuant to our offer) and (b) the U.S. shareholder owns, actually and constructively, less than 50% of the total combined voting power of all classes of stock immediately after the sale.

        Not Essentially Equivalent to a Dividend.    In order for the sale of shares by a U.S. shareholder pursuant to our offer to qualify as "not essentially equivalent to a dividend," the U.S. shareholder must experience a "meaningful reduction" in his percentage stock ownership interest in us as a result of the sale, taking into account the constructive ownership rules. Whether the sale by a U.S. shareholder pursuant to our offer will result in a meaningful reduction of the U.S. shareholder's proportionate interest will depend on the U.S. shareholder's particular facts and circumstances. An exchange of shares for cash that results in a reduction of the proportionate equity interest in us of a U.S. shareholder whose relative equity interest in us is minimal (an interest of less than one percent should satisfy this requirement) and that does not exercise any control over or participate in the management of our corporate affairs should be treated as "not essentially equivalent to a dividend." U.S. shareholders who intend to qualify for sale treatment by demonstrating that the proceeds received in the offer are "not essentially equivalent to a dividend" are strongly encouraged to consult their tax advisor because this test will be met only if the reduction in such U.S. shareholder's proportionate interest in us is "meaningful" given the particular facts and circumstances in the context of the offer. In addition, a U.S. shareholder owning at least 5% of our oustanding shares must comply with the reporting requirements of Treasury Regulation Section 1.302-2(b)(2).

        We cannot predict whether or to what extent our offer will be oversubscribed. As discussed above, if our offer is oversubscribed, then proration of the tenders pursuant to our offer will cause us to purchase fewer shares than are tendered. Accordingly, there can be no assurance that a sufficient number of any particular U.S. shareholder's shares will be exchanged pursuant to our offer such that the U.S. shareholder will meet the "substantially disproportionate" test or the "not essentially equivalent to a dividend" test, nor can there be any assurance that a particular U.S. shareholder's shares will be exchanged pursuant to our offer such that the U.S. shareholder may meet the "complete redemption" test. Additionally, U.S. shareholders who tender all of the shares actually owned by them in our offer, but who are subject to the constructive ownership rules, or who acquire additional shares contemporaneously with our offer, should consider the effect of these rules or these acquisitions in determining whether they will meet the Section 302 tests. Each U.S. shareholder is urged to consult his tax advisor as to the application of the Section 302 tests to his particular circumstances.

        Treatment as a Dividend.    If none of the three tests under the stock redemption rules of Section 302 of the Code is satisfied with respect to a U.S. shareholder, the U.S. shareholder will be treated as having received a distribution with respect to his shares in an amount equal to the cash received by the U.S. shareholder with respect to the tendered shares. The distribution will be taxable as a dividend to the extent of the U.S. shareholder's proportionate share of our current and accumulated "earnings and profits." The amount, if any, of the cash received which exceeds such earnings and profits will be treated, first, as a non-taxable return of capital to the extent of the U.S. shareholder's basis in all of his shares (but not below zero) and, thereafter, as capital gain to the extent it exceeds the U.S. shareholder's basis. Any remaining adjusted basis in the tendered shares will be transferred to any remaining shares held by the shareholder. Individual U.S. shareholders may be eligible to pay tax on certain qualified dividend income at reduced rates applicable to capital gains. Corporate shareholders receiving a distribution taxable as a dividend may be eligible for a dividends received deduction (subject to applicable limitations) and subject to the "extraordinary dividend" rules of the Code.

        Non-U.S. Shareholders.    The following general discussion applies to shareholders that are "non-U.S. stcokholders." A "non-U.S. shareholder" is a person or entity that, for U.S. federal income tax purposes, is a:

  •
  non-resident alien individual, other than certain former citizens and residents of the United States subject to tax as expatriates;

  •
  foreign corporations; or

  •
  foreign estate or trust.

        The U.S. federal income tax treatment of our purchase of shares from a non-U.S. shareholder pursuant to the offer will depend on whether such holder is treated, based on the non-U.S. shareholder's particular circumstances, as having sold the tendered shares or as having received a distribution in respect of such non-U.S. shareholder's shares. The appropriate treatment of our purchase of shares from a non-U.S. shareholder will be determined in the manner described above. See "Application of Section 302 Tests."

        If the purchase of shares by us in the offer is characterized by a sale or exchange (as opposed to a dividend) with respect to a non-U.S. shareholder, the shareholder generally will not be subject to U.S.

federal income tax, including by way of withholding, on gain realized on the disposition of shares in the offer unless:

  •
  the gain is effectively connected with a trade or business of the non-U.S. shareholder in the United States, subject to an applicable treaty providing otherwise; or

  •
  the non-U.S. shareholder is an individual that was present in the U.S. for 183 days or more during the taxable year of the disposition and certain other conditions exist.

        An individual who is present in the United States for 183 days or more in the taxable year of disposition, and is not otherwise a resident of the United States for U.S. federal income tax purposes, should consult his or her own tax advisor regarding the U.S. federal income tax consequences of participating in the offer.

        If a non-U.S. shareholder does not satisfy any of the Section 302 tests explained above, the full amount received by the non-U.S. shareholder with respect to our purchase of shares in the offer will be treated as a distribution to the non-U.S. shareholder with respect to the non-U.S. shareholder's shares. The treatment, for U.S. federal income tax purposes, of such distribution as a dividend, a tax-free return of capital, or as capital gain from the sale of shares will be determined in the manner described above. See "Treatment as a Dividend." To the extent that amounts received by a non-U.S. shareholder with respect to our purchase of shares in the offer are treated as a dividend, we will be required to withhold U.S. federal income tax at the rate of 30% or such lower rate as may be specified by an applicable income tax treaty, provided we have received proper certification of the application of such income tax treaty.

        For a discussion of certain United States federal withholding tax consequences to tendering shareholders, please see Section 3.

        Each shareholder is urged to consult his own tax advisor to determine the particular tax consequences to him of the tender of shares pursuant to our offer.

15.   Extension of Our Offer; Termination; Amendment.

        We reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 occur or are deemed by us to have occurred, to extend the period of time during which our offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the depositary and making a public announcement of the extension. We also reserve the right, in our sole discretion, to terminate our offer and not accept for payment or pay for any shares not already accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of such termination or postponement to the depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay acceptance for payment and to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) under the Securities Exchange Act of 1934, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of our offer.

        Subject to compliance with applicable law, we also reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 occur or are deemed by us to have occurred, to amend our offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in our offer to holders of shares or by decreasing or increasing the number of shares being sought in our offer. Amendments to our offer may be made at any time and from time to time by public announcement. The announcement, in the case of an extension, shall be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date.

        Any public announcement made under our offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of that change. Without limiting the manner in which we may choose to make any public announcement, except as provided by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to Businesswire or another comparable news service.

        If we materially change the terms of our offer or the information concerning our offer, we will extend our offer to the extent required by Rule 13e-4 promulgated under the Securities Exchange Act of 1934. This rule and certain related releases and interpretations of the Securities and Exchange Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If we undertake any of the following actions:

  •
  increase or decrease the range of prices to be paid for the shares,

  •
  increase the number of shares being sought in our offer, and such increase in the number of shares being sought exceeds 2% of our outstanding shares, or

  •
  decrease the number of shares being sought in our offer,

and our offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 15, then our offer will be extended until the expiration of a period of ten business days.

16.   Fees and Expenses.

        We have retained StockTrans, Inc. to act as information agent and depositary in connection with our offer. The information agent may contact holders of shares by mail, telephone, telegraph and in person and may request brokers, dealers, commercial banks, trust companies and other nominee shareholders to forward materials relating to our offer to beneficial owners. StockTrans, Inc. will receive reasonable and customary compensation for its services as information agent and depositary, will be reimbursed by us for specified reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with our offer, including liabilities under the Federal securities laws.

        We will not pay fees or commissions to any broker, dealer, commercial bank, trust company or other person for soliciting any shares under our offer, other than as described above. We will, however, on request, reimburse brokers, dealers, commercial banks, trust companies and other persons for customary handling and mailing expenses incurred in forwarding our offer and related materials to the beneficial owners for which they act as nominees. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or as an agent of our information agent or depositary for purposes of our offer. We will pay, or cause to be paid, any stock transfer taxes on our purchase of shares, except as otherwise provided in Section 5 hereof and in Instruction 7 of the letter of transmittal.

17.   Miscellaneous.

        We are not aware of any jurisdiction where the making of our offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of our offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law. If, after good faith effort, we cannot comply with the applicable law, we will not make our offer to, nor will we accept tenders from or on behalf of, the holders of shares residing in that jurisdiction.

        In accordance with Rule 13e-4 under the Securities Exchange Act of 1934, we have filed with the Securities and Exchange Commission an Issuer Tender Offer Statement on Schedule TO that contains additional information with respect to our offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 11 with respect to information concerning us.

        We have not authorized any person to make any recommendation on our behalf regarding whether you should tender or refrain from tendering your shares in our offer or as to the purchase price of any tender. We have not authorized any person to provide any information or make any representation in connection with our offer, other than those contained in this offer to purchase or in the letter of transmittal. You must not rely upon any recommendation, information or representation that is given or made to you as having been authorized by us.

Tucows Inc. September 27, 2010

 The Depositary For Our Offer Is:
StockTrans, Inc.

By Hand Delivery:	By Overnight Delivery or Express Mail:	By First Class Mail:
StockTrans, Inc. 44 West Lancaster Avenue Ardmore, Pennsylvania 19003	StockTrans, Inc. 44 West Lancaster Avenue Ardmore, Pennsylvania 19003	StockTrans, Inc. 44 West Lancaster Avenue Ardmore, Pennsylvania 19003

        Manually signed facsimile copies of the letter of transmittal will be accepted. The letter of transmittal and certificates for shares and any other required documents should be sent or delivered by each shareholder or the shareholder's broker, dealer, commercial bank, trust company or nominee to the depositary at one of its addresses set forth above.

        Any questions or requests for assistance may be directed to the information agent at its telephone numbers or address set forth below. Requests for additional copies of this document, the letter of transmittal or the notice of guaranteed delivery may be directed to the information agent at the telephone number or address set forth below. You may also contact your broker, dealer, commercial bank, trust company or nominee for assistance concerning our offer. To confirm delivery of shares, shareholders are directed to contact the depositary.

The Information Agent for Our Offer is:

StockTrans, Inc.
44 West Lancaster Avenue
Ardmore, Pennsylvania 19003

Banks and Brokerage Firms Call Collect:
(610) 649-7300

All Others Call Toll Free:
(800) 733-1121

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  EXHIBIT (a)(1)(A)
Amended Offer to Purchase for Cash up to 2,900,000 Shares of its Common Stock at a Purchase Price Not in Excess of $0.70 Per Share Nor Less than $0.61 Per Share
SUMMARY
Table of Contents
IMPORTANT PROCEDURES
Introduction
The Offer
The Depositary For Our Offer Is: StockTrans, Inc.